Exhibit 10.1
RELEASE OF CLAIMS
     This Release of Claims (“Release”) is made by and between McAfee, Inc. (the “Company”) and George Samenuk (“Employee”).
RECITALS
     1. Employee was employed by the Company prior to his resignation and retirement on October 10, 2006.
     2. The Company and Employee (collectively referred to as “the Parties”) have previously entered into an employment agreement specifying that certain severance benefits would be provided to Employee upon certain terminations of employment (as amended through the date hereof, the “Employment Agreement”).
     3. Notwithstanding the severance benefit provisions of the Employment Agreement, which are hereby superseded in their entirety, the specific severance benefits that the Company shall provide to Employee are listed on Appendix A to this Release.
     4. Unless otherwise defined herein, defined terms shall have the same meanings as set forth in the Employment Agreement.
     NOW THEREFORE, in connection with the promises made herein and in the Employment Agreement, the Company and Employee hereby agree as follows:
     1. Resignation. Employee hereby acknowledges that he resigned and retired as the Company’s Chairman of the Board and Chief Executive Officer and from any and all positions he held as an employee and director of the Company and/or any of its subsidiaries effective as of October 10, 2006 (the “Termination Date”).
     2. Confidential Information. Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Employee Inventions and Proprietary Rights Assignment Agreement between Employee and the Company.
     3. Payment of Salary. The Company represents and Employee acknowledges and represents that the Company has paid (or will pay pursuant to the terms of the applicable plan or program and the Employment Agreement) all salary, wages, bonuses, commissions, accrued vacation and expense reimbursements and any and all other benefits due to Employee through the Employee’s Termination Date.
     4. Release of Claims. Employee agrees that the consideration set forth in Appendix A to this Release represents settlement in full of all outstanding obligations owed to Employee by the Company or any subsidiary of the Company. Employee , on behalf of himself and his respective heirs, agents, representatives, immediate family members, executors, and assigns, hereby fully and forever releases the Company and its directors, employees, attorneys, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, agents and assigns and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against the Company from any omissions, acts or facts that have occurred up until and including the Effective Date of this Release including, without limitation,
          (a) any and all claims relating to or arising from Employee’s relationship with the Company or any subsidiary of the Company and the termination of that relationship;
          (b) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company or any subsidiary of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law; provided, however, that any claims, duties, obligations, or causes of action relating to Employee’s vested stock rights are excluded from the release set forth in this Section 3;
          (c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; invasion of privacy; false imprisonment; and conversion;
          (d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act; the Sarbanes-Oxley Act, the California Fair Employment and Housing Act, and the California Labor Code, except as prohibited by law, and all amendments to each such Act as well as the regulations issued thereunder;
          (e) any and all claims for violation of the federal, or any state, constitution;
          (f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and
          (g) any and all claims for attorneys’ fees and costs.
Nothing in this Release is intended to relieve the Company of its obligations under Labor Code Section 2802. Employee and the Company agree that the release set forth in this Section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement, under sections 7(g), 7(h) or 11, as applicable, of the Employment Agreement (to the extent not otherwise superseded by this

Agreement), and/or under the Indemnification Agreement by and between the Company and Employee. This Release also does not extend to any claims Employee may have with respect to the termination of his fully vested stock options unexercised at midnight on February 6, 2007.
     5. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Release. Employee acknowledges that the consideration given for this waiver and Release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Release; (b) he has at least twenty-one (21) days within which to consider this Release; (c) he has seven (7) days following the execution of this Release by the Parties to revoke the Release; (d) this Release shall not be effective until the revocation period has expired; and (e) nothing in this Release prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Any revocation should be in writing and delivered to Dale Fuller, Interim Chief Executive Officer, at the Company’s principal place of business, by close of business on the seventh day from the date that Employee signs this Release.
     6. Civil Code Section 1542. Employee represents that he is not aware of any claim other than the claims that are released by this Release. Employee acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
     Employee, being aware of said code section, agrees to expressly waive any rights they may have thereunder, as well as under any other federal or state statute or common law principles of similar effect.
     7. Covenants Not to Compete and Not to Solicit. Employee agrees that Paragraph 17 of his Employment Agreement shall remain applicable to him, and acknowledges that notwithstanding anything to the contrary in Paragraph 17, Employee’s non-competition and non-solicitation obligations pursuant to that paragraph shall continue to be applicable to Employee for a period equal to the lesser of (i) twenty-four (24) months following the Termination Date, or (ii) the date upon which Employee notifies the Company in writing that he voluntarily elects to cease receiving all severance benefits pursuant to Appendix A hereof. Employee’s right to receive and retain the benefits set forth in Appendix A hereto are expressly conditioned upon Employee complying with such obligations.

     8. Employee’s Continuing Assistance to the Board. Employee agrees that for a period of twenty-four (24) months following the Effective Date, Employee shall remain available to provide transition consulting services to the Board of Directors, the Chief Executive Officer and the Company as necessary. Employee agrees that he shall receive no compensation for any such assistance other than reimbursement for reasonable out-of-pocket expenses consistent with the Company’s policies and practices.
     9. Application for Employment. Employee understands and agrees that, as a condition of this Release, he shall not be entitled to any employment with the Company, its parents, its subsidiaries, or any successor, and he hereby waives any right, or alleged right, of employment or re-employment with the Company, its parents, its subsidiaries and any successor. Employee also waives any right to work as an independent contractor for the Company, its subsidiaries, its parents and any successor. Employee further agrees that he will not apply for employment with the Company, its subsidiaries, its parents, or related companies, or any successor and will not apply to work as an independent contractor for the Company, its parents, its subsidiaries or any successor.
     10. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payment of any sums to Employee under the terms of the Employment Agreement and this Release. Employee agrees and understands that he is responsible for payment, if any, of local, state and/or federal taxes on the sums paid thereunder by the Company and any penalties or assessments thereon.
     11. Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Release.
     12. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Release, its interpretation, and any of the matters herein released, including any potential claims of harassment, discrimination or wrongful termination shall he subject to binding arbitration, to the extent permitted by law, as set forth in the Employment Agreement.
     13. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Release. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Release. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
     14. No Representations. Each Party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Release. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Release.
     15. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Release shall continue in full force and effect without said provision.

     16. Entire Agreement. This Release, the Employment Agreement (to the extent its terms are not superseded by the terms of this Release and Appendix A hereto), the Employee Inventions and Proprietary Rights Assignment Agreement, the 2000 Nonstatutory Stock Option Plan, as amended, the 1997 Stock Option Plan, the applicable equity compensation agreements, the Indemnification Agreement, the employee and fringe benefit plans referred to in Section 2 of the Employment Agreement and the golden parachute excise tax gross-up provisions of section 7(h) of the Employment Agreement represent the entire agreement and understanding between the Company and Employee concerning the subject matter herein, and supersede and replace any and all prior agreements and understandings. The severance benefits provided for in Appendix A hereto replace and supersede in their entirety any severance benefits to which Employee may otherwise have been entitled pursuant to the Employment Agreement.
     17. No Oral Modification. This Release may only be amended in writing signed by Employee and a duly authorized officer (other than Employee) of the Company.
     18. Effective Date. This Release is effective eight days after it has been signed by both Parties (the “Effective Date”).
     19. Counterparts. This Release may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
     20. Voluntary Execution of Release. This Release is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:
          (a) They have read this Release;
          (b) They have been represented in the preparation, negotiation, and execution of this Release by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;
          (c) They understand the terms and consequences of this Release and of the releases it contains;
          (d) They are fully aware of the legal and binding effect of this Release.

     IN WITNESS WHEREOF, the Parties have executed this Release on the respective dates set forth below.

McAFEE, INC.
Dated: 2/06/07	/S/ DALE FULLER
Dale Fuller, Interim President and Chief
Executive Officer

Dated: 2/06/07	/S/ GEORGE SAMENUK
George Samenuk

APPENDIX A
TO
RELEASE OF CLAIMS
Subject to Employee’s discharging his obligations as set forth in the Release of Claims, to which this Appendix is attached as Appendix A (the “Release”), the Company shall provide Employee with the following benefits following the Effective Date. Defined terms shall have the same meanings as set forth in Employment Agreement or the Release, as applicable.
(1)	Effective as of the Termination Date, but subject to automatic revocation should Employee fail to sign or revoke the Release, Employee’s outstanding options to purchase common stock and restricted stock grants accelerate and vest immediately in full. For the sake of clarity, no outstanding Restricted Stock Units shall vest and become exercisable. The Company acknowledges that Employee, through his attorney, attempted to exercise all of his outstanding stock options, including those accelerated hereby, prior to their expiration. Employee acknowledges that the Company, through its outside attorney, declined to accept such exercise because of the blackout imposed by the Company on all stock option exercises pending the restatement of the Company’s financial statements.

(2)	Employee shall receive all Base Salary and accrued but unpaid vacation earned through the Termination Date, shall receive a payment equal to his annual 2006 Target Bonus multiplied by a fraction with the numerator equal to the number of 2006 calendar days up to and including the Termination Date and the denominator equal to 365, and shall be reimbursed for all reasonable expenses in accordance with Section 4 of the Employment Agreement and for any other expenses pursuant to the Employment Agreement for which reimbursement is still due.

(3)	Employee shall receive 24 monthly payments, each equal to 1/24th of the sum of 80% of twice Employee’s Base Salary plus 80% of twice his Target Bonus, less applicable withholding, and otherwise in accordance with the Company’s standard payroll practices; provided, however, that no such payments shall be made until the date that is six months and one day following the Termination Date, at which time such delayed payments shall be paid in full in arrears; provided, further, that the pre-tax amount of $24,300 shall be subtracted from the final installment payment to reflect Employee’s payment of the increased exercise price of $.18 per share on the stock option with grant number 00032118 with respect to the 135,000 shares previously exercised by Employee.

(4)	The Company shall pay the group health, dental and vision plan continuation coverage premiums for Employee and his covered dependents under COBRA through the lesser of (x) eighteen (18) months from the date of Employee’s termination of employment, or (y) the date upon which Employee and his covered dependents are covered by similar plans of Employee’s new employer; and

(5)	The Company shall pay Employee cash equal to the pre-tax cost of providing all other Company welfare plan and fringe benefits and continued life insurance and long-term disability coverage (including the Prior Life and LTD coverage), in which Employee participated prior to his termination for eighteen (18) months from the Termination Date; provided, however, that no such payments shall be made until the date that is six months and one day following the Termination Date, at which time such delayed payments shall be paid in full in arrears.
     Except as provided for herein and in the Release, Employee acknowledges that he shall not be entitled to any other severance payments or benefits, including any payments or benefits otherwise provided for in the Amended and Restated George Samenuk Employment Agreement or the Second Amendment to Amended and Restated George Samenuk Employment Agreement.